EXHIBIT 3.1

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1)	Exact name of corporation: Precision Optics Corporation, Inc.

(2)	Registered office address: 22 East Broadway, Gardner, MA 01440
(number, street, city or town, state, zip code)

(3)	These articles of amendment affect article(s): IV
(specify the number(s) of article(s) being amended (I-VI))

(4)	Date adopted: November 25, 2008
(month, day, year)

(5)	Approved by:

(check appropriate box)

☐ the incorporators.
☐ the board of directors without shareholder approval and shareholder approval was not required.
☒ the board of directors and the shareholders in the manner required by law and the articles of organization.

(6)	State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

Article IV of the Corporation’s Articles of Organization, as amended, is amended hereby by inserting the following:

On December 11, 2008 (the “Effective Time”), each twenty-five (25) issued and outstanding shares of authorized Common Stock of the Corporation, $0.01 par value per share, shall be reclassified and combined into one (1) share of Common Stock.  There shall be no fractional shares issued.  Each resulting fractional share shall be rounded up to the nearest whole share.  The total number of authorized shares of Common Stock immediately after the Effective Time continue to be 50,000,000.

To change the number of shares and the par value, *if any, of any type, or to designate a class or series of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

(7)  The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified: December 11, 2008

*G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III.  See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

Signed by:	/s/ Richard E. Forkey
(Signature of authorized individual)

☒	Chairman of the board of directors
☒	President
☐	Other officer
☐	Court-appointed fiduciary

On this 25th day of November, 2008

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on: November 25, 2008 3:00 PM

/s/ William Francis Galvin

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth